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                                                                   Exhibit 23.4


                           INDEPENDENT AUDITORS'
                                 CONSENT



We consent to the inclusion and incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-20029 of Watson Pharmaceuticals, Inc. on Form S-4 of our report dated February 2, 1996, relating to the consolidated financial statements of Somerset Pharmaceuticals, Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period then ended, included herein and appearing in the Annual Report on Form 10-K/A of Watson Pharmaceuticals, Inc. for the year ended December 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/ Deloitte & Touche LLP


Pittsburgh, Pennsylvania

March 4, 1997